UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

DATARAM CORPORATION

(Exact name of registrant as specified in charter)

New Jersey	1-8266	22-18314-09
State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route 571, P. O. Box 7258, Princeton, NJ		08543-7528
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 799-0071

___________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported on August 6, 2012, Dataram Corporation (the “Company”) was provided 180 calendar days, or until January 28, 2013 to meet the $1.00 minimum bid price for share requirement for continued listing of the common stock on the NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Rule”), by maintaining a closing bid price of at least $1.00 for a minimum of 10 consecutive business days within the stated 180-day period.

On January 29, 2013, the Company received a letter from the Listing Qualifications Department of The NASDAQ OMX Group (“NASDAQ”) notifying the Company that it had not regained compliance with the Bid Price Rule (the “Notification Letter”) by the January 28, 2013 deadline.

The Notification Letter informed the Company that Nasdaq has determined to schedule the Company’s common stock for delisting from the NASDAQ Capital Market at the opening of business on February 7, 2013. However, the Company has the right to request an appeal of this determination to the Nasdaq Hearings Panel (the “Panel”) and the hearing request will stay the delisting of the Company’s common stock. On or prior to February 5, 2013, the Company intends to request a hearing to appeal Nasdaq’s delisting determination to the Panel in Accordance with Nasdaq’s applicable procedures set forth in the NASDAQ Listing Rule 5800 Series. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. Under applicable rules, the Company expects its common stock will remain listed on The NASDAQ Capital market pending the Panel’s decision.

In order to regain compliance with the Bid Price Rule, at a Special Meeting of Stockholders on March 13, 2013, the Company’s stockholders will be voting to authorize the Board of Directors to effect a reverse stock split at a ratio of no less than 1:3 and no more than 1:6 of its Common Stock and any other business that is properly brought forward for consideration at the meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION

Date: February 1, 2013	By:	/s/ MARC P. PALKER
Marc P. Palker
Chief Financial Officer